Exhibit 99.2

CORPORATE PARTICIPANTS

David Allen

Interwoven Inc.—Chief Financial Officer and Senior Vice President

Martin Brauns

Interwoven Inc.—Chief Executive Officer and Chairman

CONFERENCE CALL PARTICIPANTS

David Rudow

Piper Jaffray—Analyst

Keith Gay

Thomas Weisel Partners—Analyst

Marc Cohodes

Rocker Partners—Analyst

Mark Schappel

McDonald Investments—Analyst

Steve Jue

RBC Capital Market—Analyst

Ingrid Applinc

JMP Securities—Analyst

PRESENTATION

Operator

Good afternoon everyone and welcome to the Interwoven Second Quarter Earnings Conference Call. Today’s call is been recorded. The replay will be available through Friday July 25 at 719-457-0820 by entering the pass code 431620. At this time, I’d like to turn the call over to Mr. David Allen, Senior Vice President and Chief Financial Officer with Interwoven. Please go ahead sir

David Allen – Interwoven Inc.—Chief Financial Officer and Senior Vice President

Good afternoon. We welcome you to the teleconference and webcast of the Interwoven’s fiscal 2003 second quarter investor conference call. I am Dave Allen CFO in Sunnyvale and I am joined by Martin Brauns our Chairman and CEO currently in New York.

This morning we issued a press release from PR Newswire announcing our second quarter 2003 financial results. Let me start by informing you that the following presentation contains forward-looking statements including statements about new customers and new products that may suggest trends for our business. These statements are based on information available to us at the time of the release. We assume no obligation to update any of them. Statements in this release are not guarantees of future performance. Actual results could differ materially from our current expectation as a result of many factors, including customers’ spending and content management initiatives being reduced during the protracted current economic downturn. These and other risks and uncertainties associated with our business are described in our most recent annual report on Form 10-K, subsequent Forms 10-Q and 8-K, which are on file with the SEC and available through the SEC’s website.

First, I will review the financial results for the second quarter; then review key operating metrics and then we will give you our guidance for the remainder of the year. Martin then will comment on recent events.

So we reported revenue of $26.2 million for the second quarter, a 2% increase from Q1 and a 21% decline from the prior year’s number. Total revenue for Q2 was above the high end of our guidance set forth in our earnings call on April 17th. The license portion of revenue for the quarter was $10.2 million, that’s an 11% sequential increase from Q1. Services revenue was $16 million even. International revenue accounted for 33% of total revenue and is very consistent with the last few quarters. License revenue included one $1 million plus license deal in Q2; however, no customers represented 10% or greater of total revenue for the quarter.

In Q2, we added 39 new customers bringing our customer total to over 1,250, including our newly acquired MediaBin customers. New customers for Q2 include the City of Rochester; General Mills; GMAC; the Home Shopping Network; LG-Caltex Oil, which is Korea’s first private refining company; PalmSource; PressPlay, which is Roxio’s new legal Napster; Sainsbury Bank; Singapore’s National Institute of Education; the Taiwan Stock Exchange; Tech Data Corporation, the world’s second largest distributor of computer products; and the U.S. Department of Veteran Affairs. Repeat license revenue from existing customers contributed 65% of total license revenue. We received significant reorders from customers such as Alltel, British Telecom, Citibank, John Deere, Fleet National Bank, Intel, Motorola, Standard Chartered Bank, Sun Microsystems, SunTrust Bank, Toyota, and Yamaha. Gross profit margin increased sequentially in Q2 by 3 percentage points to 69%. This is primarily attributable to the increase in license revenue. Our services gross margin was a record 53.5%, higher than last quarter’s result of consulting and training revenue representing a lower percentage of our total services mix. Our Q2 pro forma net loss was $4.3 million. Our pro forma figures exclude non-cash charges related to stock-based compensation and acquisition-related expenses of $1.6 million and a cash impacting restructuring charge of $1.3 million. This is a 39% sequential improvement from the pro forma net loss per share of $7.1 million in the prior quarter and a 17% improvement from the pro forma net loss of $5.2 million a year ago. Pro forma basic and diluted net loss per share was $0.04 for the quarter as compared to the net loss of $0.07 in the prior quarter and a net loss per share of $0.05 a year ago. On a GAAP basis, we made similar improvements from prior period. Our net loss per share was $0.07 compared to $0.09 per share in Q1 and $0.13 per share loss in the prior year. Quarter end, we had 567 employees, which includes 36 employees added from our MediaBin acquisition. Even with the MediaBin staff addition, our headcount is down from 585 at the end of the prior quarter. These headcount reductions are consistent with our objective to get back to profitability as soon as possible while maintaining adequate investments to ensure product quality, customer satisfaction, and improved sales channel effectiveness. We anticipate headcount at the end of Q3 this year will be approximately 560.

Just a quick note on the impact of MediaBin on our Q2 P&L. Because of the closing of MediaBin acquisition on the 27th of June, there was essentially no impact to either reported revenues or expenses.

Moving on to the balance sheet, the total cash balance, including investments, at the end of June was $162 million. This is a decline of $13 million from the prior quarter. A $13 million cash reduction includes $4.3 million from our pro forma net loss, $2.5 million for previously accrued lease commitments, $5 million for the acquisition of MediaBin, and $1.3 million related to restructuring related severance costs. Accounts receivable, net of reserves increased $500,000 to $17.2 million resulting in a continued good days sales outstanding levels of 60 days to 65 days when adjusted for the decrease in deferred revenue.

Let me give our financial guidance for the remainder of 2003. First, I do want to draw your attention to the Safe Harbor Statement at the beginning of the conference call. Developing our projections for the business, we looked at many of the customary business drivers, in addition to market analyst forecasts and discussions with customers and prospects regarding the 2003 spending plan and the outlook of our industry peers. In particular, we are weighing heavily our recent Q2 results in the difficult business environment for the majority of tech spending. Our new product offerings are stimulating additional interest and it does appear the tech spending environment is less prone to more downward pressure. With that said available budgets in our customer base are expected to be tight through September until we see more meaningful change in spending pattern. Our revenue outlook for the remainder of the year has improved only slightly over last quarter. And we will be in the range of $106 million-$112 million. The more meaningful improvement is in our projected pro forma loss per share to a range between $0.14 and $0.18 as a result of both improved licenses to services revenue mix and continued cost reductions. A goal of getting back to profitability in Q4 has not changed. This pro forma earnings per share projection are exclusive of non-cash charges related to stock-based compensation, acquisition-related expenses and any restructuring facilities relocation cost. Expect our GAAP net loss per share for the year to range between $0.22 and $0.26. With that, let me turn it over to Martin.

Martin Brauns – Interwoven Inc.—Chief Executive Officer and Chairman

Thanks Dave. I have to tell you that it is great to be back. At the beginning of the quarter, as you will remember, I reorganized the executive team and quickly got the company focused and executing. And in just 90 days we have accomplished a lot. Not the least of which was double-digit sequential license growth from Q1 to Q2. In Q2, we got the entire organization laser focused on a single-value proposition, something I told you last quarter was going to be major focus of mine. We bought MediaBin, the leader in digital asset management and fully integrated the team and its product into our organization. And just today, here in New York, we launched Interwoven 6 the most advanced version of our platform to date.

Let me start by giving you short overview of today’s launch. With over a 100 customers in the beta program for Interwoven 6, over 150 customers already committed to upgrading and with hundreds of customers attending our global launch events in Europe, Asia and now today here in New York. The customer response has been extremely positive.

The Interwoven 6 platform addresses three critical customer requirements; and these are usability, business solutions and compliance. Usability enhancements in Interwoven 6 come in two forms—a new break through user experience and the introduction of a fully services oriented architecture for content management.

First, our new out of the box user experience will fuel the rapid and pervasive adoption of Interwoven by business users across the enterprise. And second—and this is very important—we are introducing the content management industry’s first services oriented architecture with Interwoven 6. The services oriented architecture or “SOA” as it’s called, is a new paradigm for constructing enterprise software applications as componentized services that can be invoked as needed by any user within any business application. In essence, with Interwoven 6, we are reinventing content management by making it ubiquitous and transparent for use within any J2EE or. NET-based business application. Everything from portals and financial applications to customer relationship management, “CRM”, application.

Let me be perfectly clear here. Others in the industry are talking about web services, but today Interwoven has changed the game by delivering this industry’s only services oriented architecture which by definition supports both J2EE and .NET. And in addition our SOA includes a 120 distinct enterprise class services. Things like Templating, Versioning, Workflow, Rollback capability and the like. Analysts concur that going forward a services oriented architecture will be a driving force behind growth and successful integration of enterprise application. As Gene Alvarez of META Group indicated in today’s launch, and I quote, “it is imperative that enterprises understand the value of services oriented architecture and consider how to turn it into a competitive advantage.”

And so let me be clear. Our full SOA, Interwoven 6, with over 100 customers in beta, will ship in volume later this quarter. So it is here now and it is ready. We also announced expanded business solution targeted at the specific needs of professionals in marketing, sales, service and IT, as well as cross enterprise needs like portals and compliance. These solutions were designed to address specific pain points such as IT’s need to drive down total cost of ownership through server consolidation or marketing challenge around managing the cost associated with global brand management.

And with regard to compliance, today Interwoven announced its Interwoven protect program. It will help customers address both internal governance issues as well as external compliance mandate. As part of this program, through an OEM relationship with IBM, Tarian, or as its now called IBM DB2 RM, the world’s leading record management solution, will now be offered as Interwoven’s records management product. Interwoven Protect will also address compliance with website accessibility, privacy and quality requirement as well as corporate governance mandate including Sarbanes-Oxley. As more regulations come to the forefront, the Interwoven Protect program will be expanded to address them as well.

Of note this quarter was a major customer trend. The adoption of distributed web application environment, meaning lots of applications distributed on multiple servers across an organization’s extended network. While distributed applications accelerate the speed at which businesses can operate, they often carry significant costs in hardware, software, and staffing. OpenDeploy, our market leading enterprise content distribution product consolidates both across the processes and servers in this distributed environment and has proven to significantly reduce cost in many cases by as much as 50%. Through Interwoven content distribution, one of our Fortune 50 manufacturing customers is now saving $2.0 million annually. OpenDeploy has become Interwoven’s fastest growing products, representing over 20% of this past quarter’s license revenue.

In addition to our announcement this week that we are OEM-ing IBM’s record management product. This quarter we also announced and showcased our integration with IBM Content Manager, the next step forward in our close working relationship with IBM.

And yesterday, we have announced Interwoven’s Linux solution, which allows enterprises to simplify their application environment, accelerate their adoption of Linux, and ultimately reduce total cost of ownership. And finally, let me just remind you that earlier this month, as Dave already said, we announced our acquisition of MediaBin, the leading provider of digital asset management solutions with which we had a very close working partnership for a year or more. So, on June 27th, this acquisition was finalized. We fully integrated their team into ours, and in fact, Interwoven’s legacy Atlanta operations have now relocated into MediaBin’s facility. And I am pleased to say that the same product that helped save Ford Motor Company $1.8 million a year in brand management is already creating a lot of excitement with our installed base. And it was a main feature of our launch here in New York this morning.

I am extremely proud of our whole team and my executive staff. As we announced last quarter, John Bara, who been with us for nearly two years, was recently promoted to Senior Vice President of Marketing and Mark Hale, on board for three years, was promoted to Vice President of Field Marketing. I am also pleased to announce that we had three additional promotions; Ray Picard, with the team for three year has been promoted to Vice President of Americas Sales; Max Carnecchia was with us for two years now has been promoted to Senior Vice President of Sales for the Americas and Europe. We’ve also promoted James Murray, who joined Interwoven Europe after its first few months of operations well over three years ago, and James now been promoted to Vice President of Sales for Europe. I am very confident that these veterans know the space, are fully ramped, and are charging ahead. I’d like to make one final comment about the organization. We’ve streamlined our operations and our attention is now focused on growing the business. This organization has rallied around a clear vision and the entire team, from individual contributor to management, knows what it takes to meet our objectives and to realize our vision. The market is still tough, but I believe that we have the best products in web content management, content intelligence, content distribution, digital asset management, and record management. With that, let me bring Ruthie back on the line and we will see if there are any questions.

QUESTION AND ANSWER

Operator

And today’s question and answer period will be conducted electronically. If you would like to ask a question, simply press the “*” key followed by the digit “1” on your touchtone telephone. Again the “*” “1” to ask a question. If you are using a speaker phone, please be sure that your mute function is turned off to allow your signal to reach our equipment. Once again “*” “1” to ask a question. We will pause a moment to assemble our audience. We will take our first question today from David Rudow with Piper Jaffray.

David Rudow – Piper Jaffray—Analyst

Hey guys good job on the quarter.

Martin Brauns – Interwoven Inc.—Chief Executive Officer and Chairman

Thanks David.

David Rudow – Piper Jaffray—Analyst

David, I am sorry I missed this, but repeat business, was that 65% to the installed base in the quarter?

David Allen – Interwoven Inc.—Chief Financial Officer and Senior Vice President

65% of our license, yes.

David Rudow – Piper Jaffray—Analyst

Yes. It seems a little high, looks like it’s being in the 50% range. Any changes there? I noticed we had, what, 39 new customers, lower ASP on the new customer side. Can you explain that?

David Allen – Interwoven Inc.—Chief Financial Officer and Senior Vice President

Exactly. I think it’s being consistent. Our ASP’s are down in the $125,000 range. That’s not too far off of what we have experienced in the past. What we generally have seen, in the last year, is that it is seldom where we will see a very large order influencing the ASP’s from a brand new customer. Larger orders tend to come from our repeat customers. So for the last year, we had not had any very large orders—call them the one million dollar license orders and up. And we have being saying all along that you have to trust us, they will start coming because we’ve been working on developing growing an installed base of, call it, smaller configuration customers and in the proper time they will begin to prove that the adoption will be rolled out via larger orders. So we did finally see one this quarter and I think we have the chance to start seeing more of those going forward.

David Rudow – Piper Jaffray—Analyst

And that 125,000—that was an average of all license sales in the quarter?

David Allen – Interwoven Inc.—Chief Financial Officer and Senior Vice President

Yes, of new customers.

David Rudow – Piper Jaffray—Analyst

Okay of new customers.

David Allen – Interwoven Inc.—Chief Financial Officer and Senior Vice President

Brand-new first-time customers.

David Rudow – Piper Jaffray—Analyst

A drop in deferred revenues, about $2 million. What was the change accountable for at that end?

David Allen – Interwoven Inc.—Chief Financial Officer and Senior Vice President

Across the board for the license, maintenance and the consulting, services side of things. Maintenance was down just a little bit—maybe about $1 million—about half of that, maybe a little more than $1 million. Typically in the second quarter, our maintenance renewals aren’t quite as high as what you see at the end of the third quarter. Really going into the fourth quarter, our maintenance renewals start to stack up as more customers start getting on an annual maintenance program. Services is down just a little bit for various kind of random reasons, as well as license is off a little bit primarily due to Asia Pac. Our Asia Pac business in the last two quarters has been off slightly due to SARS. Everybody knows that we generally defer all of our revenue in the majority of Asia Pac territory until we have collections, so that deferral has been coming down.

David Rudow – Piper Jaffray—Analyst

Okay. And sales and marketing looked like it dipped down? What are you looking at or what do you think it’s going to trend up to? Back up to the $14.5 million range or will it kind of stand here and grow with revenue?

David Allen – Interwoven Inc.—Chief Financial Officer and Senior Vice President

Well you know I think what happened is throughout the quarter, we did have cost reductions weighted throughout the quarter; however, we have then since added MediaBin into the organization and that will be one of the line items that will be impacted by the MediaBin acquisition. So I see our costs being about flat in the sales and marketing area until you see a quarter where our revenue starts to grow and then commissions or incentive compensations start to kick in probably at about an incremental rate of 12% for each additional revenue dollar. But we are committed to growing the company’s revenues with the organization we have today.

David Rudow – Piper Jaffray—Analyst

Great and then what do think breakeven is in terms of total operating expenses? I think last quarter before MediaBin it looks like about $31 million?

David Allen – Interwoven Inc.—Chief Financial Officer and Senior Vice President

Yes. And before MediaBin we’ve really started to achieve a number closer to $30 million at the end of the quarter and with MediaBin, I would say it’s back up to $31 million, $31.3 million—something like that.

David Rudow – Piper Jaffray—Analyst

Okay. Great. Thanks a lot.

David Allen – Interwoven Inc.—Chief Financial Officer and Senior Vice President

Sure thing.

Operator

We will go next to Keith Gay with Thomas Weisel Partners.

Keith Gay – Thomas Weisel Partners—Analyst

Hi Martin. Hi Dave. With respect to the promotions and appointments in the sales force, do you feel like the sales force now solidifying? Is that management structure now solidifying or are there further adjustments that we may see and also what is the current sales force headcount and any changes expected there?

Martin Brauns – Interwoven Inc.—Chief Executive Officer and Chairman

Dave, I will take that one. Keith, it is Martin here. We have about 48 quota carrying sales reps with unique quota-carrying territories. And all in with management and SE’s and so forth, we have got 150 folks in the sales organization. Let me be really clear that I am very happy with the entire senior executive team, but in particular, the senior sales roster that I just ticked off for you is world class and I am very happy to have them.

Keith Gay – Thomas Weisel Partners—Analyst

Okay, with respect to IBM you’ve highlighted further integration with IBM’s Content Manager. You are OEM-ing with them on the record side. What are the trends in that relationship with them and with IBM talking about getting more into content management, when do you end up partnering with them versus seeing them as competitor?

Martin Brauns – Interwoven Inc.—Chief Executive Officer and Chairman

Well, we’ve got a multifaceted and let’s say a very healthy and deep relationship with IBM, and IBM Global Services continues to be, in most quarters, our largest systems integrator. Conversely, we have, I think, a long history of being IBM’s leading content management partner and I think that was probably true here in this quarter as well. Although I don’t speak for IBM per se on this, I think we are from an installed-based perspective, by far their biggest go-to-market partner in the content management space. You are probably alluding to this one acquisition they did of a low-end content management provider. This is something that the Lotus division of IBM did to solve very specific web publishing requirements that they had. So, I don’t really see that affecting our strong relationship with the WebSphere, WebSphere portal server group, nor the IBM Global services group, nor in fact will it impact the growing partnership we have got with the data management group where we now have integrated, as I said a minute ago, with the IBM DB2 Content Manager product. So, we continue to do more and more with IBM and so I am very hopeful we’ve got a long and prosperous future together.

Keith Gay – Thomas Weisel Partners—Analyst

Okay and just a couple of more things, how is the maintenance renewal rate running and also, Dave, did you give partner-related or partner-influenced revenue?

David Allen – Interwoven Inc.—Chief Financial Officer and Senior Vice President

Let me answer both of those for you, Keith. Maintenance renewal rates continue in 90% plus basis. I think this is the first quarter where we have seen the beginning of some call it negotiation on maintenance rates that were high enough on the radar screen in larger accounts where I think they are attempting to do this and but overall, I don’t think it’s having a major impact on our overall maintenance renewals. To get to your second question about the partner-influenced business, I think this quarter was just inside of 60% here this quarter and in the past that has been anywhere from 60% to middle 70%.

Keith Gay – Thomas Weisel Partners—Analyst

Okay, Great. Thanks a lot.

Operator

Our next question today comes from Marc Cohodes with Rocker Partners.

Marc Cohodes – Rocker Partners—Analyst

Hi fellas.

Martin Brauns – Interwoven Inc.—Chief Executive Officer and Chairman

Hey Marc.

Marc Cohodes – Rocker Partners—Analyst

In the past, it would seem that some of your publicly traded competitors would like to use you guys as a whipping boy saying that they are taking share, but it would appear by some of the numbers that may be in fact you took a little share from them this quarter. Could you highlight who you achieved some of these new customer wins against?

Martin Brauns – Interwoven Inc.—Chief Executive Officer and Chairman

I will take that Marc. Yes, I think we made good progress. We have made some very nice progress in the government sector, for instance where I think perhaps those sales came at the expense of Documentum and Vignette. So, yes, I think we are making a really good progress in the pipeline, especially the pipeline for more integrated solutions, now that we have the tightly integrated digital asset management product with our core content management platform. The pipeline is very encouraging.

Marc Cohodes – Rocker Partners—Analyst

How are your guys starting to feel about the fourth quarter when Europe comes back to work and maybe some of these are reorders from these newer customers? How is that looking in your crystal ball?

Martin Brauns – Interwoven Inc.—Chief Executive Officer and Chairman

Well, Marc, I’ve studied, you know, we have got more than a crystal ball, I’ve studied the pipeline in detail and, you know, we’ve had a history of seeing strong Q4’s and I believe that this year will be no exception.

Marc Cohodes – Rocker Partners—Analyst

Well, you think it is possible you can make money in Q4?

Martin Brauns – Interwoven Inc.—Chief Executive Officer and Chairman

That is not only possible Marc; that is our committed goal.

Marc Cohodes – Rocker Partners—Analyst

Okay. Thanks guys.

Martin Brauns – Interwoven Inc.—Chief Executive Officer and Chairman

Thanks Marc.

Operator

And we’ll go now to Mark Schappel with McDonald Investments.

Mark Schappel – McDonald Investments—Analyst

Hi guys, just a couple of questions here. Dave, could you tell me if you drove any business in quarter from your iManage relationship?

Martin Brauns – Interwoven Inc.—Chief Executive Officer and Chairman

You know, Mark, let me handle this. This is Martin here. We did have one very nice deal where we sold the iManage technology into one of our healthcare customers that we’ve been serving for a number of years and we’ve built some very nice pipeline in the quarter.

Mark Schappel – McDonald Investments—Analyst

Okay. With respect to the new TeamSite 6 product, how was Interwoven getting paid for it? I assume that, you know, prior customers on TeamSite are just going to get the upgrade with maintenance, is that right?

Martin Brauns – Interwoven Inc.—Chief Executive Officer and Chairman

Yeah Mark, Martin again, you are exactly right. Our practice is if the customer is current on maintenance with us, then they have the right to upgrade to Interwoven 6 and TeamSite 6.0 at no charge, but the way we are going to monetize that is because of the tremendous breakthrough we have made here, in ease of use and usability, we expect we have already heard this from customers, as it’s already represented in our deal pipeline. We have heard that they can now deploy the solutions more—should we say virally across their enterprise. So, while there won’t be any immediate revenue per se as they begin to enjoy the ease of use, ease of deployment and the ability to sort of roll TeamSite out now to a very broad group of business users, that will come back to us in more seats, more servers and so we are excited about the potential there.

Mark Schappel – McDonald Investments—Analyst

Okay. Thanks. And one final question here. I was wondering if, Martin, if you could speak a little bit to the competitor environment and with respect to that? In the past couple of weeks it looks like IBM for instance, you know, they bought a low-end web content management vendor and also Macromedia seems to be kind of moving into the low-end web content management space as well. So, if you could just speak to, you know, what you are seeing out there, any changes, and how you plan to, may be, combat or deal with some of the new entrants?

Martin Brauns – Interwoven Inc.—Chief Executive Officer and Chairman

Well. I think you are right to characterize those new entrants, and Aptrix by the way is not a new entrant, we have seen them for a long, long time and, you know, they haven’t really had a lot of traction. Certainly the IBM acquisition should over time change that for them, but again as you said low end, we don’t compete there. So our market is the high end. So, you know it’s interesting to comment on these entrants, but that’s absolutely not where we are. We are enterprise class and as you can see from the MediaBin acquisition and other plans we have, our strategy here is to add more value at the high-end cross platform enterprise wide, different asset repositories coming into a very extensive and now fully services oriented architecture. So not only do we give you a cross enterprise content management platform, we give you the ability to take those content management services very high-end enterprise class services and embed them in another applications and so this is the level of value added that these low-end players can’t even contemplate today.

Mark Schappel – McDonald Investments—Analyst

Okay. Thanks. That’s all from me.

Martin Brauns – Interwoven Inc.—Chief Executive Officer and Chairman

Great. Thanks Mark.

Operator

And we will remind everyone if you do have a question press the “*” key followed by the digit “1” on your touchtone phone. We will go now to Steve Jue with RBC Capital Market.

Steve Jue – RBC Capital Market—Analyst

Thanks. Hey Martin. We would love to get your thoughts just with the Interwoven 6 launch, when you talked to a lot of beta customers that are in the program and the ones looking at upgrading. I am just wondering what you are seeing, I guess the expanded use of the platform, is it more users or more uses and types of content, and just any color on how you see these deployments kind of expanding with the new 6 platform?

Martin Brauns – Interwoven Inc.—Chief Executive Officer and Chairman

Yes. More users, for existing uses of our product clearly more users, more seats that kind of thing, but a key trend is the adoption of our solutions. So I won’t bore you with all the details here on the call, but our brand management solutions, our brand management portal, now we are not only inside the company, but including your ad agencies, including your creative agencies, including your dealers and franchisees that also need to use some of your brand material, creating a whole extranet ecosystem around brand management. This means more seats, more seats and more seats for us so we are hearing that’s a big theme. The other thing that we are hearing is that this services oriented architecture, which will require more seat purchases, is going to allow us to be seeded now into applications that we really need the benefits especially in a Sarbanes-Oxley world, you need the benefits of versioning and rollback capability and audit trails, and so you will find content management through our services-oriented architecture embedded into applications that never before contemplated providing those kinds of services, but now must because of Sarbanes-Oxley and now can because of Interwoven’s services oriented architecture.

Steve Jue – RBC Capital Market—Analyst

Okay. Great. Thank you.

Martin Brauns – Interwoven Inc.—Chief Executive Officer and Chairman

Thank you.

Operator

And we’ll go now to Amy Feng with JMP Securities.

Ingrid Applinc – JMP Securities—Analyst

Hi. This is Ingrid Applinc for Amy. Going back to the ASP’s for the quarter, are you seeing any changes in the percentage of deals that include services with them? I think you had previously mentioned about a third of them did not include services and this may be impacting ASP’s and then moving forward do you anticipate ASP’s going up with the anticipated increase in seats that you are selling with 6 launch?

David Allen - Interwoven Inc.—Chief Financial Officer and Senior Vice President

For the ASP’s, we have continued to maintain a rate of decline in the amount of services that come with first time sales to a customer and a reduction in the number of customers who are buying services from us for a multitude of reasons. Our product requires a lot less services. There are more qualified skilled people in our product in our partner base or be it in the SI world, as well as in the customer base so for a multitude of reasons services really is coming down. The second part again, Ingrid?

Ingrid Applinc - JMP Securities—Analyst

Just in terms of the product launch that you just recently are undertaking, do you anticipate ASP’s moving up then as you anticipate more seats being sold?

David Allen - Interwoven Inc.—Chief Financial Officer and Senior Vice President

Well, it is going to be interesting because, I think, today budget still dominate how much money gets spent versus how much customers really want. So I would tell you in the short term, I wouldn’t expect to see any major changes. However, we do have a couple of influencing items. You hit on one. It is 6.0 and the number of user seats required. I still expect most of our customers to start with smaller configurations footprints and then roll them out in their second and third phases. Now, that said, we also had the influence of new products that we are adding in higher level solutions we are providing such as what Martin talked about in our brand management solution base. So I suspect that there are some strong influencing factors to start increasing ASP’s as budget money starts to become available.

Ingrid Applinc – JMP Securities—Analyst

Okay. Great. And I guess turning to Europe, can you talk about the environment there? How was this past quarter?

Martin Brauns – Interwoven Inc.—Chief Executive Officer and Chairman

Was that about Europe, Ingrid? You broke up there.

Ingrid Applinc – JMP Securities—Analyst

Yes.

Martin Brauns – Interwoven Inc.—Chief Executive Officer and Chairman

Europe. Yeah. Well, yes, I was not happy with the performance out of Europe. That said, you know, this was more about deals pushing, lot of the same sort of phenomena we saw here in the U.S. a year ago. I think, deals being delayed; approval cycles being contracted, etc. So I can’t report any major losses, but I am less than pleased with the number of deals that pushed into Q3.

Ingrid Applinc – JMP Securities—Analyst

Do you think this is a general economic environment in Europe or more of a sales organization issue?

Martin Brauns – Interwoven Inc.—Chief Executive Officer and Chairman

Well, I tell you, I talked to my peers in and around our space and I think everyone is having these sorts of challenges in Europe right now. So, I would say it is general economic, and you know, just budget tightening we have seen—you know the holiday period in some markets actually started earlier than I would have expected. So, I think, it’s really across the board in software.

Ingrid Applinc – JMP Securities—Analyst

Okay. Thank you.

Martin Brauns – Interwoven Inc.—Chief Executive Officer and Chairman

Thank you.

Operator

And once again if you do have a question press “*” “1” on your touchtone phone and we will pause just one moment. Gentlemen there appear to be no additional questions at this time. I’ll turn the conference back to you for closing remarks.

Martin Brauns – Interwoven Inc.—Chief Executive Officer and Chairman

Thank you Ruthie. Great job. Thanks everyone for joining us. We look forward to keeping you updated and we will see you next quarter. Thanks everyone.

Operator

And that does conclude our conference call today. We appreciate your participation. You may disconnect at this time.